EXHIBIT 10.75

CONSULTING AGREEMENT

THIS AGREEMENT made as of this 29thth day of July, 2024, by and between Nascent Pharma, LLC, a Nevada limited liability company (the “Company”) and Vivid Integrated Solutions, LLC, a Wyoming limited liability company (the “Consultant”).

WHEREAS, the Company is the owner of U.S. Patent No. 9,730,911B2 and U.S. Patent No. 10,555,928B2 (each a “Patent” and collectively, the “Patents”).

WHEREAS, the Company desires to retain Consultant to provide specified consulting services and Consultant desires to be retained to provide such services under the terms and conditions set forth in this Agreement:

W I T N E S S E T H:

Section 1. Appointment. The Company hereby retains Consultant to provide advice and consultation with respect to the licensing of the Patents to third parties, the including the identification and introduction of such third parties to the Company, and such other matters related to the foregoing as the Company may reasonably request.

Section 2. Compensation.

(a) For each Patent licensing agreement that the Company enters into with a third party introduced by Consultant to the Company (an “Introduced Party”), the Company shall pay to Consultant a license fee as follows:

(i) For license agreements providing for a license fee of ten percent or more to the Company, Consultant shall be paid a fee equal to three percent (3%) of the Net Licensing Fee (as defined below) paid to the Company.

(ii) for license agreements providing for a license fee of less than ten percent (10%) but equal or greater than nine percent (9%), Consultant shall be paid a fee equal two percent (2%) of the Net Licensing fee paid to the Company.

(iii) For license agreements providing for a license fee of less than nine percent (9%) but equal or greater than eight percent (8%), Consultant shall be paid a fee equal to one and one-half percent (1.5%) of the Net Licensing Fee paid to the Company.

(iv) For licensing agreements providing for a license fee of seven percent (7%) or less, Consultant shall be entitled to a fee equal to one percent (1%) of the Net Licensing Fee paid to the Company.

(b) Fees payable to Consultant shall be paid to Consultant within thirty (30) days after the end of each month during the term of this Agreement with respect to Net Licensing Fees collected by the Company during the prior month.

(c) The term “Net Licensing Fee” means the gross license fee payable to the Company by an Introduced Party less (i) five percent (5%) of the gross license fee that the Company is required to pay to creditors of United Cannabis Corporation pursuant to the Agreement for Distribution of Cash Proceeds among the Company, United Cannabis Corporation, the Receivers, Inc. and the other parties thereto and (ii) up to five percent (5%) of the gross license fee that the Company is required to pay to parties to Revenue Sharing Agreements with the Company.

(d) It is understood and agreed by and between the parties hereto that the compensation set forth in this Agreement constitutes the entire compensation due from the Company to Consultant for the services performed by Consultant hereunder and Consultant does not now have nor will he in the future have any right to any further compensation whether by way of contingencies or otherwise arising out of the rendering to the Company of the services set forth in this Agreement unless approved by the Company’s Manager; provided, however the Company may, from time to time in its discretion, pay bonus compensation to Consultant.

(e) Any compensation paid to Consultant hereunder shall be payable without deduction for federal or state income taxes or for social security payments.

Section 3. Term. - This Agreement shall be effective as of July 29, 2024 and shall remain in full force and effect until terminated by either party upon ten (10) day’s written notice to the other party, but the Company’s obligation to pay fees pursuant to Section 2 shall survive the termination of this Agreement with respect to any Introduced Party introduced to the Company prior to such termination.

Section 4. Assignment. This Agreement may not be assigned by Consultant nor may Consultant’s duties hereunder be delegated, the services to be rendered hereunder being of a personal nature.

Section 5. Independent Contractor. Nothing contained in this Agreement shall be construed as appointing Consultant as an agent or employee of the Company, it being expressly agreed and understood that in rendering the services hereunder, Consultant shall at all times act as an independent contractor.

Section 6. Confidentiality.

(a) Consultant hereby agrees that during the term of this Agreement and for a period of three (3) years following the termination of this Agreement, he will not disclose, cause to be disclosed, or otherwise allow any Confidential Information (as hereinafter defined) to come into the possession of any person or entity, without the written consent of the Company, whether such information is on or in the Company’s documents, records, forms, memos, computer disks or tape, or otherwise, and whether the Confidential Information is in written, verbal or electronic form. Consultant’s obligation to keep confidential all Confidential Information does not apply to any portions of the Confidential Information which, without breach of any obligation to the Company hereunder, is required to be disclosed by court order. If Consultant believes that any Confidential Information may have to be disclosed as a result of a court order, the Consultant will contact the Company as soon as possible prior to such disclosure, and any failure to so contact the Company shall be a breach of Consultant’s obligations hereunder.

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(b) “Confidential Information” means (i) all notes, analyses, compilations, studies, or other documents which are prepared by Consultant or given to Consultant in performance of his duties under this Agreement, and (ii) any written or oral information, data and/or materials pertaining to the Company’s strategic focus, products, processes, customers, supplies, operations and services including information relating to research and development, inventions, manufacturing and purchasing.

(c) The obligation of confidence assumed by Consultant hereunder shall not apply to information:

(i) which at the time of disclosure is in the public domain; or

(ii) which after disclosure thereafter lawfully becomes a part of the public domain other than through disclosure by Consultant or through Consultant; or

(iii) which is lawfully disclosed to Consultant by a third party not under an obligation of confidence to the Company with respect to said information.

Section 7. Indemnification. To the fullest extent permitted by applicable law, the Company shall indemnify and hold harmless Consultant, its members, manager officers, directors, employees, and agents against all costs, liabilities, claims, including reasonable attorneys’ fees and disbursements, and damages paid or incurred by any such person expenses (collectively, “Losses”) that arise directly or indirectly from the provision of Consultant’s services under this Agreement, including but not limited to, any Losses arising from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading, contained in any materials or documentation provided to Consultant or an Introduced Party by the Company; provided that the indemnity in this Section 7 shall not apply to: (x) any settlement by the Consultant or any person entitled to indemnification hereunder effected without the prior written consent of the Company (not to be unreasonably withheld) or (y) the extent that any Loss results directly from the Agent’s willful misconduct, gross negligence or violation of law

Section 8.Binding Effect. This Agreement shall inure to the benefit of the Company and its successors and assigns and be binding upon Consultant and/or Consultant’s heirs, executors, administrators or other legal representatives;

Section 9. Entire Agreement. This Agreement constitutes the entire Agreement between the parties and hereby supercedes any and all other arrangements, agreements and understandings between the parties, whether oral or written concerning the subject matter hereof.

Section 10. Governing Law. The validity of this Agreement and the interpretation and performance of all of its terms shall be governed by the substantive laws of the State of New York.

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Section 11. Business Expenses. Consultant shall be reimbursed for all reasonable business expenses incurred by Consultant during the term of the Agreement on behalf of the Company in the performance of services for the Company. Consultant is required to submit itemized requests for reimbursement of such expenditures supported by sufficient documentation of the expenditures and explanation of their purpose.

Section 12. Waiver. Failure of either party hereto to insist upon strict compliance with any of the terms, covenants and conditions hereof shall not be deemed a waiver or relinquishment of any similar right or power hereunder at any subsequent time or of any other provision hereof.

Section 13. Survival of Provisions. In the event that any provision, term or condition of this Agreement is invalid or unenforceable as written but may be rendered valid and enforceable by limitation thereof, then such provision shall be construed as valid and enforceable to the maximum extent permitted by applicable law. The provisions of Sections 3 and 6 of this Agreement shall survive the termination of this Agreement or the termination of services being provided by the Consultant of the Company.

Section 14. Notice. Any notice required or permitted to be given hereunder shall be given either by personal delivery or by registered mail, by air if to a different country, return receipt requested, or electronic mail to the appropriate party at the following address or to such other address as the parties may hereafter communicate to each other in writing; it being understood that such notice shall be deemed given as of the date so delivered or mailed:

To: Company

Nascent Pharma, LLC

960 South Broadway, Suite 118

Hicksville, New York 11801

Attention: Marco Alfonsi

Email: marco@canbiola.com

Copy to:

Giordano Halleran & Ciesla, P.C.

125 Half Mile Road, Suite 300

Red Bank, NJ 07701

Attn: Philip D. Forlenza

Email: pforlenza@ghclaw.com

To Consultant:

Vivid Integrated Solutions, LLC

1909 Thomes Avenue

Chayanne, Wyoming 82001

Attention: Barry Fischerto

Email: barry@thecapitalgroup.com

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IN WITNESS WHEREOF, the parties have hereunto set their hands as of this day and year first above written.

NASCENT PHARMA, LLC

By:	/s/ Marco Alfonsi
Name:	Marco Alfonsi
Title:	Chief Executive Officer

VIVID INTERGRATED SOLUTIONS, LLC

By:	/s/ Shelly Tallabas
Name:	Shelly Tallabas
Title:	Chief Executive Officer

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